                                                                   EXHIBIT 99.5


            FORM 10-QSB. -- QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                  FORM 10-QSB/A
                                 AMMENDMENT NO. 1

  X    QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
-----  EXCHANGE ACT OF 1934
                  For the quarterly period ended March 31, 1996
                                                 --------------


       TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT
-----             For the transition period from               to
                                                 -------------    -------------
                  Commission file number
                                         ---------------------


                            Riverside National Bank
-------------------------------------------------------------------------------
                    (Exact name of small business issuer as
                           specified in its charter)

        California                                        95-2312456
  -----------------------------                  ----------------------------
  (State or other jurisdiction                   (IRS Employer Identification)
 of incorporation of organization)

   3484 Central Avenue, P.O. Box 1279, Riverside, California 92502
  ---------------------------------------------------------------------------
   (Address of principal executive offices)

                                 (909) 276-8800
                           ---------------------------
                           (Issuer's telephone number)


  ---------------------------------------------------------------------------
             (Former name, former address and former fiscal year, if
                           changed since last report)

        Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

        Yes   X    No
            -----     -----

             APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
                          DURING THE PRECEDING FIVE YEARS

       Check whether the registrant filed all documents and reports required to be filed by Section 12, 13, of 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.

        Yes        No
            -----     -----

APPLICABLE ONLY TO CORPORATE ISSUERS

       State the number of shares outstanding of each of the issuer's classes of common equity, as the latest practicable date:
       2,148,689 shares as of April 30, 1996
       -------------------------------------
Transitional Small Business Disclosure Format (Check one):

        Yes        No   X
            -----     -----

                        PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS.
Reference is made to the Index to Financial Statements at Page 5 for a list of Financial Statements filed as part of this report.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
Riverside National Bank recorded net income of $650 thousand, or $0.28 per share, for the quarter ended March 31, 1996, an increase of 7.0%, or $43 thousand, over net income of $607 thousand, or $0.29 per share, in 1995. The increase in earnings is attributable to reductions in noninterest expenses.

Net income before taxes increased by $172 thousand, or 18.6%. However, an increase in the provision for income taxes offset most of the increase in pre-tax earnings. 1995 benefited from the carryforward of state net operating loss deductions relating to losses recognized in 1989 and 1993.

Return on average assets was 1.24% and return on average equity was 12.21% for the quarter compared to 1.21% and 13.16%, respectively, in the prior year.

Net interest income after the provision for credit losses was $2.78 million for the first quarter of 1996, down slightly from a total of $2.81 million for the same period in 1995. Net interest margin was 6.20% for the quarter compared to 6.53% last year. 1995 interest margins benefited from a favorable interest rate environment. The interest rate environment in 1996, while still attractive, is not as favorable as in the prior year.

Noninterest income totaled $565 thousand, a decrease of $113 thousand compared to $678 thousand in the prior year. Service charges and fees declined $23 thousand, or 5.6%. Other noninterest revenues declined by $90 thousand, or 33%.

Noninterest expense declined by 12.3%, or $315 thousand, to $2.25 million for the quarter from $2.56 million in the first quarter of 1995. Salaries and benefits expense declined by $39 thousand, or 3.1%. Occupancy and equipment expense declined by $31 thousand, or 7.8%, due to property tax refunds received on revaluations of the Bank's facilities. Other operating expenses totaled $655 thousand, a decrease of $245 thousand, or 27.2%, from $900 thousand in 1995. FDIC insurance declined by $115 thousand from the prior year. Also, expenses relating to other real estate owned decreased $44 thousand from the first quarter of last year.

Total assets averaged $211 million in the first quarter of 1996, up 3.5% from the prior year. Total loans averaged $142 million, up 5.2% over 1995, while total deposits averaged $186 million, an increase of 2.4% over 1995. Riverside National Bank had total qualifying capital of $23.1 million at March 31, 1996, yielding a ratio of total qualifying capital to risk weighted assets of 12.94%.



                          PART II - OTHER INFORMATION


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

    (A)  There are no exhibits required to be filed as part of this report.

    (B) Reports on Form 8-K. During the first quarter of 1996, the Bank filed one report on Form 8-K, dated January 17, 1996. That report disclosed the declaration of a cash dividend of $0.12 per common share payable February 15, 1996, to shareholders of record on February 1, 1996.

                                  SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Riverside National Bank


December 17, 1996            /s/ James A. Robinson
-----------------            ---------------------
    Date                        James A. Robinson
                                President and CEO


December 17, 1996            /s/ Michael J. Shonborn
-----------------            ---------------------
    Date                        Michael J. Shonborn
                                First Vice President and CFO

                            Riverside National Bank
                         Index to Financial Statements
                  Filed with the Quarterly Report on Form 10-QSB
                       For the Quarter Ended March 31, 1996


Consolidated Statements of Condition
March 31, 1996 and December 31, 1995                                   6
                                                                      ---

Consolidated Statements of Operations
For the quarters ended March 31, 1996 and 1995                         7
                                                                      ---

Consolidated Statements of Cash Flows
For the quarters ended March 31, 1996 and 1995                         8
                                                                      ---

Notes to Consolidated Financial Statements                             9
                                                                      ---

Riverside National Bank and Subsidiary
CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(In thousands, except per share data)



CONSOLIDATED  STATEMENTS OF CONDITION
As of March 31, 1996 and December 31, 1995              March 31,        December 31,
                                                             1996                1995

ASSETS
Cash and due from banks                                  $ 22,551            $ 23,462
Federal Funds Sold                                         11,000               9,000
Investments                                                35,565              36,543
Loans, net of allowance for credit losses                 140,315             141,422
Bank premises and equipment                                 6,062               6,117
Interest receivable and other assets                        6,190               5,847
                                                      -------------------------------
        TOTAL ASSETS                                     $221,683            $222,391
                                                      -------------------------------
                                                      -------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Noninterest bearing deposits                             $ 63,847            $ 63,646
Interest bearing deposits                                 132,204             134,774
                                                       ------------------------------
        Total deposits                                    196,051             198,420
Demand notes issued to the U.S. Treasury                    2,034                 687
Accrued interest and other liabilities                      2,155               2,068
                                                       ------------------------------
        Total liabilities                                 200,240             201,175
                                                       ------------------------------

STOCKHOLDERS' EQUITY
Common Stock                                                2,661               2,649
Surplus                                                     4,393               4,323
Retained Earnings                                          14,189              13,794
Unrealized gain(loss) on securities
  available for sale                                          200                 450
                                                       ------------------------------
        Total stockholders' equity                         21,443              21,216
                                                       ------------------------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $221,683            $222,391
                                                       ------------------------------
                                                       ------------------------------


CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(In thousands, except per share data)



CONSOLIDATED  STATEMENTS OF OPERATIONS
For three months ended March 31, 1996 and 1995
                                                             1996                1995

Interest income                                        $    4,070          $    3,983
Interest expense                                            1,247               1,130
                                                   ----------------------------------
        Net interest income                                 2,823               2,853
Provision for credit losses                                    45                  45
                                                   ----------------------------------
        NET INTEREST INCOME AFTER PROVISION
         FOR CREDIT LOSSES                                  2,778               2,808
                                                   ----------------------------------

Noninterest income
Service charges and other fees                                385                 408
Other operating income                                        180                 270
                                                   ----------------------------------
        TOTAL NONINTEREST INCOME                              565                 678
                                                   ----------------------------------

Noninterest expense
Salaries, wages and employee benefits                       1,225               1,264
Occupancy and equipment expense                               367                 398
Other operating expense                                       655                 900
                                                   ----------------------------------
        TOTAL NONINTEREST EXPENSE                           2,247               2,562
                                                   ----------------------------------
        INCOME BEFORE INCOME TAXES                          1,096                 924

Provision for income taxes                                    446                 317
                                                   ----------------------------------
        NET INCOME                                     $      650          $      607
                                                   ----------------------------------
                                                   ----------------------------------
        EARNINGS PER COMMON SHARE                      $     0.28          $     0.29
                                                   ----------------------------------
        AVERAGE COMMON SHARES OUTSTANDING               2,123,005           2,105,489
                                                   ----------------------------------
        COMMON SHARE EQUIVALENTS FOR EARNINGS
         PER SHARE CALCULATION(1)                         165,560                 N/A
                                                   ----------------------------------


(1) Common share equivalents are not applicable when their dilutive effect is less than three percent.

CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(In thousands)



CONSOLIDATED  STATEMENTS OF CASH FLOWS
For three months ended March 31, 1996 and 1995
                                                             1996                1995

Cash Flows From Operating Activities                      $   724             $ 5,568

Cash Flows From Investing Activities                        1,560                 117

Cash Flows From Financing Activities                       (1,195)             11,479
                                                   ----------------------------------

       Net increase (decrease) in cash and
        cash equivalents                                    1,089              17,164

Cash and Cash Equivalents
       Beginning                                           32,462              16,830
                                                   ----------------------------------
       Ending                                             $33,551             $33,994
                                                   ----------------------------------
                                                   ----------------------------------


RIVERSIDE NATIONAL BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MARCH 31, 1996

     1. The accompanying unaudited consolidated financial statements, which are for interim periods, do not include all disclosures provided in the annual consolidated financial statements. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the footnotes thereto contained in the Annual Report on Form 10-KSB for the year ended December 31, 1995 of Riverside National Bank as filed with the Office of the Comptroller of the Currency. The December 31, 1995 balance sheet was derived from audited consolidated financial statements, but does not include all disclosures required by generally accepted accounting principles.

     2. In the opinion of Riverside National Bank management, the accompanying unaudited consolidated financial statements contain all material adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.